Exhibit 99.1

JOINT FILING AGREEMENT

The parties listed below agree that the Schedule 13D to which this Agreement is attached as an exhibit, and all further amendments thereto, shall be filed on behalf of each of them.  This Agreement is intended to satisfy Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: October 16, 2012

Kaien Liang

/s/ Kaien Liang

Pokai Hsu

/s/ Pokai Hsu

Tingyuan Chen

/s/ Tingyuan Chen

Yen Chen Chi

/s/ Yen Chen Chi

Huang-Jen Chou

/s/ Huang-Jen Chou

ChiaYeh Lin

/s/ ChiaYeh Lin

China Berkshire Surpass Buffett Co., Ltd.

By: /s/ Huang-Jen Chou
Name: Huang-Jen Chou
Title: Chairman

Zhicheng Zheng

By: /s/ Zhicheng Zheng